Exhibit 10.11

SPESCOM SOFTWARE

10052 Mesa Ridge Ct., Suite 100
San Diego, CA 92121-2616
Tel: 858.625.3000
Fax: 858.625.3010
www.spescomsoftware.com

April 19, 2006

Pierre DeWet

8763 Cayucos Way

San Diego, Ca. 92129

Dear Pierre:

In order to provide you with an incentive to exert your maximum efforts to complete a change of control (“Change in Control”) in the ownership of Spescom Software Inc. (the “Company”) that will be beneficial to the shareholders of the Company, and in order to retain your services through and after the time that a Change in Control has occurred, the Company agrees to offer you a retention bonus (“Retention Bonus”) and severance benefits subject to the terms contained in this letter agreement (“Agreement”).

1.                                       If at the time of a CIC your employment with the Company has not been terminated voluntarily by you or based on Cause by the Company, then a Retention Bonus will be an amount allocated to you out of a pool equal to seven percent (7%) of the Net Acquisition Proceeds of any Change in Control of the Company and will be payable in cash or securities of the acquiring entity (the “Acquiror”), or a combination thereof, subject to Sections below;  provided, however, that the minimum amount of the Retention Bonus pool shall be $450,000 and the maximum amount of the Retention Bonus pool will be $675,000, regardless of Net Acquisition Proceeds.

2.                                       At least 50% of the Retention Bonus you receive (if any) will be paid in the form of cash. You will have the right to demand that all or some portion of any cash component of the Retention Bonus be paid in the form of securities of the Acquiror to the extent that the Net Acquisition Proceeds consists of securities of the Acquiror.

3.                                       Any securities of the Acquiror that you receive as part of the Retention Bonus may be subject to such terms and conditions, including restrictions on the transferability of such securities for a period of up to one (1) year, as the Company may determine.

4.                                       The Chief Executive Officer of the Company shall make recommendations to the Compensation Committee of the Board regarding the allocation of the Retention Bonus pool described in Section 1, provided that the final allocation and payment of the Retention Bonus is subject to such committee’s approval and ratification. Payment of any Retention Bonus hereunder shall be made simultaneous with the Closing.

5.                                       In the event that you are not employed by the Company or the Acquiror after the Change in Control, the Company agrees to redeem, or to cause the redemption of, for cash, any non-marketable securities of the Acquiror that were paid as part of the Retention Bonus within twelve (12) months after the Closing (the specific timing of such redemption to be determined by the Company, in its sole discretion). Such redemption shall be at a price equal to the fair market value of the securities redeemed at the time of redemption, as reasonably determined by the Acquiror.

6.                                       In addition to the Retention Bonus, you will be entitled to (i) severance benefits equal to six (6) months of your Base Salary, paid in installments based on the Company’s standard payroll procedures and (ii) payment by the Company of your COBRA premiums (less the Company’s standard employee insurance contributions) under the Company’s health plan (or a comparable health plan of the Acquiror) for a period of six (6) months after the Closing, in any one of the following circumstances:

(a)                                                                                  You are not offered employment at the Company or with the Acquiror after the Change in Control;

(b)                                                                                 You are not offered employment at the Company or with the Acquiror after the Change in Control in a position with duties and responsibilities that are comparable to those of your current position and you decline the offered position ;or

(c)                                                                                  Relocation that increases your commute by more than twenty five (25) miles is required to ensure continued employment following a Change in Control and you decline to relocate thus terminating your employment

7.                                       In the event that you accept employment with the Company or with the Acquiror after the Change in Control and are terminated without Cause within twelve (12) months following the Closing, you will be entitled to (i) severance benefits equal to six (6) months of your Base Salary, paid in installments based on the Company’s standard payroll procedures and (ii) payment by the Company of your COBRA premiums (less the Company’s standard employee insurance contributions) under the Company’s health plan (or a comparable health plan of the Acquiror) for a period of six (6) months after the date of termination.

8.                                       Notwithstanding anything contained herein to the contrary, your entitlement to the severance benefits described in Sections 6 and 7 is conditioned upon your execution of an effective release of claims (“Release”) and separation agreement (“Separation Agreement”) containing such restrictive covenants (including, without limitation, non-competition, non-solicitation and non-disclosure covenants) as the Company lawfully may impose.

9.                                       The following definitions apply for purposes of this Agreement:

(a)                                                                                  “Base Salary” means your base salary in effect immediately prior to the Closing.

(b)                                                                                 “Board” means the Board of Directors of the Company.

(c)                                                                                  “Cause” means (A) a material breach by you of any of the terms of the Release or Separation Agreement; (B) any act of misappropriation, embezzlement, fraud or similar conduct involving the Company; (C) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (D) intentional infliction of any damage of a material nature to any property of the Company; or (E) any intentional act by you that has a material detrimental effect on the reputation or business of the Company.

(d)                                                                                 “Change in Control” means a transaction or related series of transactions involving the sale or exchange of more than fifty percent (50%) of the stock or assets of the Company so that the management and operation of the Company is controlled by one shareholder or group of shareholders which is different than those shareholders controlling the management and operation of the Company prior to the Change of Control.

(e)                                                                                  “Closing” means the closing of a transaction constituting a Change in Control.

(f)                                                                                    “Net Acquisition Proceeds” means the sum of all cash and/or the market value of any securities received by the Company upon a Change in Control, reduced (1) by the selling and other transactional expenses incurred as a result of the Change in Control and (2) by the liabilities of the Company, if any, retained by the Company’s selling shareholders (not including any liabilities created as a result of this Agreement) provided, however, that the deferred dividend and related interest payable to Spescom Ltd. on its Series F Preferred Stock and any payables owed to Spescom Ltd.excluding the 10% promissory notes and related accrued interest shall not be deemed to be a liability of the Company retained by the Company’s selling shareholders. Proceeds received with respect to any contingent payments in any transaction constituting a Change in Control, less any related expenses and liabilities as discussed above, shall be included in the determination of Net Acquisition Proceeds and additional payments under the Agreement shall be distributed as such contingent payments are received.

10.                                 The determination of whether a Change in Control has occurred, the determination of Net Acquisition Proceeds, the calculation of the Retention Bonus, and the determination of the form in which the Retention Bonus is payable shall be made by the Board subject to the terms of this Agreement.

11.                                 The amounts payable pursuant to this Agreement are not intended to have an impact on any other compensatory arrangements or employee benefit plans under which you may be entitled to benefits.

12.                                 The Company shall not be obligated to make any payment pursuant to this Agreement unless and until any tax withholding requirement is satisfied.

13.                                 All questions regarding the construction, validation and interpretation of this Agreement will be governed by the law of the State of California.

Please indicate your consent and agreement to the foregoing by signing where indicated below.

Sincerely,

Spescom Software Inc.

By:	/s/ Keith Stentiford

Name:	Keith Stentiford

Title:	Chief Executive Officer

AGREED AND ACCEPTED

this 26th day of April  , 2006

By:	/s/ Pierre DeWet
Pierre DeWet